UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2015
COWEN GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Estimated Unaudited Assets Under Management
The Company is disclosing to investors in the private investment funds that it manages that, as of August 1, 2015, the estimated unaudited amount of assets under management was approximately $13.3 billion, which reflects a net increase of approximately $0.1 billion since July 1, 2015. The Company’s estimate of assets under management is inclusive of performance for the month ended July 31, 2015 and capital flows as of August 1, 2015.

	July 1, 2015	Net Flows/Performance	August 1, 2015
Platform	(dollars in millions)
Hedge Funds (a) (b) (c)	$5,052	$255	$5,307
Alternative Solutions	3,649	(196)	3,453
Ramius Trading Strategies	136	3	138
Real Estate (a)	1,781	15	1,795
Healthcare Royalty Partners (d) (e)	2,569	30	2,599
Other	42	(2)	40
Total	$13,229	$104	$13,333

(a)
The Company owns between 20% and 55% of the general partners or managing members of the real estate business, the activist business and the global macro strategy business (the single strategy hedge funds). We do not possess unilateral control over any of these general partners or managing members.

(b)	Includes approximately $46.8 million of committed but undrawn capital that will only be charged fees when invested.

(c)	These amounts include the Ramius Event Driven Equity Fund and the Company's invested capital of approximately $174.5 million and $175.5 million as of August 1, 2015, and July 1, 2015, respectively.

(d)	These amounts include the Company's invested capital of approximately $21.6 million and $19.9 million as of August 1, 2015, and July 1, 2015, respectively.

(e)	This amount reflects committed capital.

(f)	Net performance is net of all management and incentive fees and includes the effect of any foreign exchange translation adjustments and leverage in certain funds.
.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: September 3, 2015        By: _/s/ Owen S. Littman
Name:    Owen S. Littman
Title:     General Counsel